EXHIBIT 8.1

                       [Roberts & Holland LLP Letterhead]













                                               February 24, 1998

River Bank America
645 Fifth Avenue, 8th Floor
New York, NY  10022

                  Re:    Federal Income Tax Characterization
                         of the Proposed River Bank Restructuring
                         ----------------------------------------

Gentleman:

                  You have requested our opinion with respect to the characterization of the Reorganization of River Bank America for Federal income tax purposes. Any capitalized terms not defined herein have the same meaning as when used in the Proxy Statement/Prospectus issued to the stockholders of River Bank in connection with a special meeting whereby the stockholders considered and voted on the transactions described herein and the Form S-4 Registration Statement (collectively with such Proxy Statement/Prospectus, the "Proxy Statement") prepared in connection with the issue of the securities of River Distribution Sub and River Asset Sub.

                  In formulating the opinion expressed herein, we have examined and relied upon the Proxy Statement and other documents and information furnished to us. We have assumed that the Proxy Statement and the other documents are authentic, that copies of documents correspond in their entirety to the originals, and that all documents are enforceable under local law in accordance with their terms. If any document is different from the form of document reviewed by us or if there is a change in any document subsequent hereto, our opinion may differ from that set forth herein. We have assumed that any information contained in the Proxy Statement (including, without limitation, any statement as to the intent or belief of River Bank as to any matter) and such other documents and other information furnished to us are

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River Bank America                                          February 24, 1998



true, correct, and complete and provide a true, correct, and complete description of all the facts relevant to the opinion expressed in this letter. We also have made certain other assumptions as described more fully below. We have made no independent investigation to determine the accuracy or completeness of any of the documents, the facts described in the foregoing documents, or any other information furnished to us. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the existence of all appropriate approvals and authorizations (corporate or otherwise), and the delivery to all parties of the foregoing documents.

                  Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Income Tax Regulations promulgated by the Treasury Department (the "Treasury Regulations"), and interpretations of the Code and Treasury Regulations by the courts and the Internal Revenue Service (the"Service"), all as they exist at the date of this letter. These statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the foregoing made or a change in facts occurring after the date of this letter could affect our conclusions. We undertake no obligation to update this opinion or to apprize you of any subsequent developments that may be relevant to the matters discussed herein.

                  You have advised us that the Bank plans to change, through a series of steps and in a manner intended to constitute a "reorganization" within the meaning of section 368 of the Code, its legal form of organization from a New York banking corporation to a business corporation incorporated in the State of Delaware. The Reorganization is structured in a manner intended to qualify as such a reorganization in which none of the Bank, RB Asset, or their stockholders will recognize taxable gain. You have advised us that, in connection with and as part of the Reorganization: (i) the existing business and all of the assets and liabilities of the Bank will be transferred to or assumed by River Asset Sub;
(ii) all of the River Distribution Capital Stock will be distributed to stockholders of the Bank; and (iii) River Distribution Sub will merge with and into River Asset Sub (which shall have succeeded to the business, assets, and liabilities of the Bank, except that it will not be chartered as a banking corporation), with River Asset Sub as the surviving corporation, whereupon: (a) each share of River Asset Sub common stock (held entirely by the Bank), shall be canceled; (b) the River Distribution Capital Stock will be converted into and will represent shares of identical capital stock of River Asset Sub; and (c) River Asset Sub will be renamed "RB Asset, Inc."

                  We have assumed that, upon entry of the order of dissolution of River Bank by the New York Supreme Court, a certified copy of the final order of dissolution will be filed promptly with the Banking Department, with the result that River Bank will cease to exist and that River Bank Capital Stock will thereby be extinguished; and that this result will occur substantially contemporaneously with the Distribution.

                  You have asked for our opinion on the specific issue of whether the discussion in the Proxy Statement regarding whether these transactions may reasonably be characterized by River Bank and its stockholders as a "reorganization" under section 368 of the Code, and regarding the treatment of the holders of River Bank Common Stock and River Bank Series A Preferred in connection therewith, is correct. We have reviewed the

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River Bank America                                             February 24, 1998


discussion of this issue in the Proxy Statement and are of the opinion that such discussion is correct.

                  Our opinion reflects our professional judgment as to the tax treatment of the matters discussed herein. On certain issues there is a paucity of authority and, in those areas, our conclusions constitute a reasoned interpretation of the applicable provisions of the Code and Treasury Regulations. Our opinion, however, is not binding on the Service or the courts and it is possible that they may reach a different conclusion. There can be no assurance that the Service or the courts will agree with the conclusions expressed herein. Subject to all the foregoing, this opinion may be relied upon by you. We consent to the reference to our firm in the discussion set forth in the Proxy Statement under the caption "Federal Income Tax Considerations" and to the inclusion of this letter as an exhibit to the Proxy Statement.

                                              *          *          *

                  This letter is intended to address only the Federal income tax matters explicitly discussed herein and does not discuss or express any view with respect to any tax matter not expressly covered, any legal matter other than tax consequences, or any economic, operational, or financial matter of or affecting the Bank or any other entity.

                                              Very truly yours,


                                              /s/ Roberts & Holland LLP
                                              -------------------------------
                                              ROBERTS & HOLLAND LLP

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